EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Reports Financial Results for the Third Quarter of 2019 and

Provides Business Update on Enfission and Other Developments

Lightbridge management to host conference call at 2 PM ET on November 7th

RESTON, Va. – November 5, 2019 – Lightbridge Corporation (NASDAQ: LTBR), a nuclear fuel developer, today provided a business update and reported financial results for the third quarter ended September 30, 2019.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “During the third quarter of 2019, we achieved several major milestones. We successfully demonstrated the high temperature co-extrusion of 12-foot, Lightbridge Fuel™ rods using surrogate materials for commercial scale nuclear reactors. In parallel, we also demonstrated the process to produce fuel rods at a length designed for small modular reactors.”

“We also recently announced that we received a patent grant from the Korean Intellectual Property Office related to one of the embodiments of our fuel assembly design incorporating metallic fuel rods. This new patent is the latest addition to our growing intellectual property portfolio. Our technology is patented in major markets around the world including the U.S., Europe, China, Russia and other key markets.”

“Our fuel is designed for existing and new reactors, improving their economics by increasing power output and enabling longer fuel cycles. The market for pressurized water reactors, boiling water reactors, and pressurized heavy water reactors includes over 350 reactors worldwide. The average annual fuel spend per reactor, per year is approximately $50 million, which we estimate equates to a $20 billion addressable global market. We are encouraged by industry feedback on our fuel, due to the fact that we will uniquely offer nuclear plant operators an advanced fuel that provides a compelling value proposition and addresses key challenges facing the industry. At the same time, our balance sheet remains strong with approximately $20.6 million in cash and no long-term debt.”

RECENT RESEARCH AND DEVELOPMENT ADVANCEMENTS

•	Demonstrated co-extrusion manufacturing process using surrogate materials to full commercial length for large light water reactors (12-ft long), as well as for small modular reactors (6-ft long). The surrogate materials were designed to simulate the flow stresses, temperatures and extrusion pressures expected in the manufacture of the Lightbridge Fuel™ rods utilizing a uranium-zirconium alloy.

•	Defined lead test rod (LTR) high-level design requirements. This is key input for the technical scope of an LTR contract with a host utility.

•	Completed critical heat flux (CHF) performance evaluation of the LTR. CHF is a critical element of thermal-hydraulic design and safety evaluations.

•	Completed neutronics analysis of baseline fuel assembly behavior. This is a necessary step before a neutronics analysis of the entire core can be performed.

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Financial Highlights

•	Cash and cash equivalents were $20.6 million at September 30, 2019 compared to $24.6 million at December 31, 2018.

•	Total assets were $23.0 million at September 30, 2019 and total liabilities were $1.7 million at September 30, 2019.

•	Total equity offerings raised $0.8 million in net proceeds for the three months ended September 30, 2019 compared to net proceeds of $1.7 million for the three months ended September 30, 2018.

•	Total investment made in the Enfission joint venture, used primarily for research and development work conducted by Enfission for the nine months ended September 30, 2019, was $3.5 million compared to $5.2 million for the nine months ended September 30, 2018. This Enfission joint venture was formed in January 2018.

•	Stockholders equity was $21.4 million at September 30, 2019 compared to $25.9 million at December 31, 2018.

•	General and administration expenses for the three months ended September 30, 2019 were $1.5 million compared to $1.9 million for the three months ended September 30, 2018.

•	Other operating expenses were $0.3 million for the three months ended September 30, 2019, consisting of our equity in the loss from the Enfission joint venture of $0.5 million, which consisted primarily of research and development expenses, offset by our income from the research and development support we provided to Enfission of $0.2 million. Other operating expenses were $1.5 million for the three months ended September 30, 2018, consisting of our equity in loss from the Enfission joint venture of $1.7 million, which consisted primarily of research and development expenses, offset by our income from the research and development support we provided to Enfission of $0.2 million.

•	Lightbridge's research and development expenses (not including Enfission s research and development expenses mentioned above) for the three months ended September 30, 2019 were $0.8 million compared to $0.9 million for the three months ended September 30, 2018.

•	Net loss was $2.4 million for the three months ended September 30, 2019 compared to $4.2 million for the three months ended September 30, 2018.

•	Effective October 21, 2019, we conducted a one-for-twelve reverse stock split of our issued and outstanding common stock and have retroactively adjusted our common shares outstanding.

2019 Third Quarter Conference Call

Lightbridge will host a conference call on November 7, 2019, at 2:00 p.m. Eastern Time to discuss the Company's financial results for the third quarter ending September 30, 2019, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 844-369-8774 for U.S. callers, or +1-862-298-0844 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer, and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@Ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 2:00 p.m. on December 7, 2019, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1-919-882-2331 (international callers) and entering conference ID: 56761.

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors, which significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. In January 2018, Lightbridge and Framatome, Inc. formed a 50-50 joint venture, Enfission, LLC, to develop, license, manufacture, and sell nuclear fuel assemblies based on Lightbridge-designed metallic fuel technology and other advanced nuclear fuel intellectual property. Enfission has the exclusive rights to this technology and is responsible for the development of manufacturing processes and fuel assembly designs for pressurized water reactors (PWRs), boiling water reactors (BWRs), water-cooled small modular reactors, and water-cooled research reactors developed around this intellectual property. PWRs and BWRs constitute the most widely used reactor types in the world. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. In addition to distributions from Enfission based on the parties’ ownership interest in the joint venture, Lightbridge anticipates receiving future licensing revenues in connection with sales by Enfission of nuclear fuel incorporating its intellectual property. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities and other steps to commercialization of Lightbridge Fuel™, the Company's entry into a commercial utility agreement, and the Company's anticipated financial resources and position. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

*** tables follow ***

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Lightbridge Corporation

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$20,581,978	$24,637,295
Other receivable from joint venture	633,408	93,253
Prepaid expenses and other current assets	97,033	36,745
Total Current Assets	21,312,419	24,767,293

Patent costs	1,725,853	1,577,421
Total Assets	$23,038,272	$26,344,714

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,195,892	$258,056
Investee losses in excess of investment	490,726	218,263
Total Current Liabilities	1,686,618	476,319

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares:
Convertible Series A preferred shares, 785,877 shares and 813,624 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively (liquidation preference $2,687,461 and $2,640,862 at September 30, 2019 and December 31, 2018, respectively)	785	813
Convertible Series B preferred shares, 2,666,667 shares issued and outstanding at September 30, 2019 and December 31, 2018 (liquidation preference $4,490,594 and $4,262,855 at September 30, 2019 and December 31, 2018, respectively)	2,667	2,667
Common stock, $0.001 par value, 8,333,333 authorized, 3,249,353 shares and 2,738,508 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	3,249	2,738
Additional paid-in capital	133,701,433	129,359,799
Accumulated deficit	(112,356,480)	(103,497,622)
Total Stockholders' Equity	21,351,654	25,868,395
Total Liabilities and Stockholders' Equity	$23,038,272	$26,344,714

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	1,463,568	1,889,401	4,051,484	5,566,022
Research and development	751,473	864,060	2,218,826	2,313,124
Total Operating Expenses	2,215,041	2,753,461	6,270,310	7,879,146

Other Operating Income and (Loss)
Other income from joint venture	247,568	203,180	908,224	790,554
Equity in loss from joint venture	(555,113)	(1,743,340)	(3,812,463)	(4,545,112)
Total Other Operating Income and (Loss)	(307,545)	(1,540,160)	(2,904,239)	(3,754,558)
Operating Loss	(2,522,586)	(4,293,621)	(9,174,549)	(11,633,704)

Other Income and (Expenses)
Interest income	81,172	79,035	315,691	163,054
Financing costs	—	—	—	(982,436)
Total Other Income and (Expenses)	81,172	79,035	315,691	(819,382)

Loss before income taxes	(2,441,414)	(4,214,586)	(8,858,858)	(12,453,086)
Income taxes	—	—	—	—
Net loss	$(2,441,414)	$(4,214,586)	$(8,858,858)	$(12,453,086)

Accumulated preferred stock dividend	(123,455)	(119,000)	(365,973)	(333,667)
Deemed additional dividend on preferred stock dividend due to the beneficial conversion feature	(53,047)	(49,373)	(156,232)	(135,053)
Deemed dividend on issuance on Series B convertible preferred stock due to the beneficial conversion feature	—	—	—	(2,624,836)
Net loss attributable to common stockholders	(2,617,916)	(4,382,959)	(9,381,063)	(15,546,642)
Net Loss Per Common Share, Basic and Diluted	$(0.81)	$(1.78)	$(3.07)	$(7.51)
Weighted Average Number of Common Shares Outstanding	3,222,226	2,458,899	3,058,797	2,070,934

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2019	2018
Operating Activities
Net Loss	$(8,858,858)	$(12,453,086)
Adjustments to reconcile net loss from operations to net cash used in operating activities
Stock-based compensation	591,663	1,951,394
Write off of deferred financing costs	—	982,436
Equity in loss from joint venture	3,812,463	4,545,112
Changes in operating working capital items
Accounts receivable - fees and reimbursable project costs	—	10,400
Other receivable from joint venture	(540,155)	(521,272)
Prepaid expenses and other current assets	(60,288)	(51,134)
Accounts payable and accrued liabilities	937,836	237,914
Net Cash Used in Operating Activities	(4,117,339)	(5,298,236)

Investing Activities
Investment in joint venture	(3,540,000)	(5,217,000)
Patent costs	(148,432)	(172,189)
Net Cash Used in Investing Activities	(3,688,432)	(5,389,189)

Financing Activities
Net proceeds from the issuance of common stock	3,750,454	27,600,675
Net proceeds from the issuance of preferred stock	—	3,900,001
Net Cash Provided by Financing Activities	3,750,454	31,500,676

Net (Decrease) Increase in Cash and Cash Equivalents	(4,055,317)	20,813,251

Cash and Cash Equivalents, Beginning of Period	24,637,295	4,515,398

Cash and Cash Equivalents, End of Period	$20,581,978	$25,328,649

Supplemental Disclosure of Cash Flow Information
Cash paid during the period
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activity
Deemed dividend on issuance Series B convertible preferred stock due to the beneficial conversion feature	$—	$2,624,836
Accumulated preferred stock dividend	$522,205	$333,667
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$91,635	$207

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